Exhibit 10.45

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AGREEMENT AND PLAN OF MERGER

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By and among

INTELLIGENT POWER ACQUISITION, INC.,

A wholly-owned subsidiary of

BLUE EARTH, INC.,

And

The Stockholders named herein

And

INTELLIGENT POWER, INC.,

_______________________________________________________________________

EFFECTIVE DATE:  July 24, 2013

_______________________________________________________________________

Exhibits	Description

Exhibit 2(a)	Form of General Release
Exhibit 2(a)(iv)	Paulson Fee Agreement
Exhibit 3(a)(i)	Form of Lock Up Agreement
Exhibit 3(d)(i)	Form of Employment Agreement
Exhibit 4(q)	Unaudited Financial Statements

Schedules	Description

Schedule A Schedule B	Stockholder list Indebtedness
Schedule 3(e)	Employee Options
Schedule 4(n)	Consents
Schedule 4(o)	Legal Proceedings
Schedule 4(r)	Tax Matters
Schedule 4(s)	Inventory
Schedule 4(t)	Real Property Owned or Leased; Personal Property Leased
Schedule 4(u)	Material Contracts
Schedule 4(v)	Proprietary Rights
Schedule 4(w)	Default, Violations or Restrictions
Schedule 4(x)	Court Orders and Decrees
Schedule 4(z)	Employee Handbook
Schedule 4(aa)	Insurance Policies
Schedule 4(dd)	Labor Matters
Schedule 4(hh)	Governmental Licenses
Schedule 4(a)(i)	Patents and Trademark Assignments

.

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 24, 2013, by and among: (a)  the stockholders of Intelligent Power, Inc. set forth on  Schedule A attached hereto (each a “Stockholder” and collectively, the “Stockholders”); (b)  Intelligent Power, Inc. , an Oregon corporation (the “Company”); (c)  Blue Earth, Inc. , a Nevada corporation (“BBLU”); and (d)  Intelligent Power Acquisition, Inc. (“Newco”), a newly formed Oregon corporation formed for the purpose of merging with and into the Company.

W I T N E S S E T H:

WHEREAS, the Company is in the business of providing a broad range of comprehensive energy solutions, including the design, construction and implementation of energy saving projects and comprehensive maintenance and service programs;

WHEREAS, the Stockholders wish to transfer, and BBLU wishes to acquire, the securities set forth on  Schedule A , on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Boards of Directors of BBLU and Newco have determined that the Merger (as defined herein) is consistent with and in furtherance of each company’s long-term business strategy and fair to, and in the best interests of BBLU and Newco and their respective stockholders;

WHEREAS, the Stockholders of the Company have determined that the Merger is consistent with and in furtherance of its long-term business strategy and fair to, and in the best interests of the Company and the Stockholders;

WHEREAS, the Board of Directors of each of BBLU (on its own behalf and as the sole stockholder of Newco), Newco and the Company have each adopted resolutions approving this Agreement and the Merger of Newco with and into the Company (the “Merger”), resulting in the conversion of all of the stock of Newco into shares of the Surviving Corporation (as defined herein) and with the Company continuing as the surviving entity in the Merger in accordance with the Oregon Business Corporations Act (“OBCA”) and, in each such case, upon the terms and conditions set forth in this Agreement;

WHEREAS, each outstanding share of common stock of the Company (the “Company Shares”) shall be exchanged for the Merger Consideration (as defined herein); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(b) of the Code.

NOW THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

Section 1.

Merger Transaction.

(a) The Merger.  Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the OBCA.  At the Effective Date (defined below), upon the terms and subject to the conditions of this Agreement, Newco shall be merged with and into the Company in accordance with the OBCA and the separate existence of Newco shall thereupon cease and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its corporate existence under the laws of Oregon, as a wholly-owned subsidiary of BBLU.  Each share of stock of Newco in existence prior to the Merger shall be converted into one (1) share of common stock in the Surviving Corporation.

(b) Closing; Effective.

(i)

The Closing of the Merger (the “Closing”) shall take place at the offices of the Company, or at such other location as may be agreed to by the parties, upon the execution of this Agreement at 10:00 A.M., or at such other date, time or location as may be agreed to by the parties (the “Closing Date”).  The effective date of the Merger shall be the commencement of business on the day following the Closing Date (the “Effective Date”).

(ii)

Subject to the provisions of this Agreement, at the Closing, the parties shall file with the Secretary of State of Oregon the Articles of Merger (the “Articles of Merger”) in accordance with the OBCA and executed in accordance with the relevant provisions of the OBCA and shall make all other filings or recordings required under such law in order to complete the Merger.  The Merger shall be completed at such time as the Articles of Merger are duly filed with the Secretary of State of Oregon and for all other purposes as of the close of business on the Closing Date.

(c)

Succession.  Upon the filing of the Articles of Merger as described above, the Company shall succeed to all of the rights, privileges, debts, liabilities, powers, properties and contract rights of Newco in the manner of and as more fully set forth in the OBCA.

Section 2.

Merger Consideration.  At the Effective Date by virtue of the Merger, BBLU shall deliver the consideration for the Merger (the “Merger Consideration”), which shall be an aggregate of $3,500,000, pursuant to the terms and conditions of this Agreement.  The Merger Consideration shall be provided to the Stockholders based on the value of the patents and intellectual property of the Company, as well as the state of the business, as confirmed by the values paid by third parties in private placements into the Company, and also confirmed by the valuations that multiple independent third party private business valuation firms have made.  In addition, the Merger Consideration includes the payment of certain obligations of the Company, as described in items (b) and (c) below.  The Merger Consideration shall be payable by:

(a)

BBLU Shares and Debts.  BBLU shall issue 1,383,400 restricted shares of common stock of BBLU (the “BBLU Shares”), valued at $2.53 per share, which was the ten (10) day average closing price for shares of BBLU through June 8, 2013 when the agreement in principle on the share exchange was reached.

(i) The BBLU Shares shall be issued and prorated among the Stockholders of the Company based upon each Stockholder’s percentage ownership, as shown in  Schedule A .

The share exchange shall be for all shares, warrants, options and any form of security ownership in the Company, so that upon the Closing, BBLU shall the sole stockholder of the Surviving Corporation.

(ii)

BBLU shall pay $55,000 in cash, plus interest, and $22,500 in cash, plus interest, to pay the debts of the Company, as shown on the books of the Company, as set forth in  Schedule B  attached hereto, which shall be paid upon the Closing by BBLU or the Surviving Corporation.

(iii)

BBLU shall pay to Edward Davis $25,000 in cash at Closing in full and complete payment of $250,000 of indebtedness owed to Davis by the Company pursuant to the terms and conditions of the Intelligent Power Stock Offering dated November 28, 2011.  Edward Davis has agreed to accept $25,000 in full payment and provide BBLU with a general release in the form of  Exhibit 2(a)  attached hereto.

(iv)

BBLU or the Surviving Corporation shall also pay to Paulson Investment Company (“Paulson”) a cash fee equal to three percent (3%) of the $3,500,000 Merger Consideration ($105,000) within three (3) days after the Closing, per a fee Agreement attached hereto as  Exhibit 2(a)(iv) , which terminated an agreement between BBLU and Paulson and an agreement between the Stockholders and Paulson.

(b)

Tender of Certificates.

(i)

Exchange of the Company Certificates.  In consideration of the Merger Consideration, the Stockholders shall surrender at the Closing all certificates for Company Shares together with powers endorsed in blank (the “Certificates”).  Until surrendered as contemplated by this Section 2(b), each Certificate shall be deemed at any time after the Closing to represent only the right to receive a pro rata portion of the Merger Consideration as contemplated by Section 2(a)(i) above.

(ii)

Options, Warrants and Treasury Stock.  All outstanding options, warrants and other convertible securities and any Company Shares owned and held in treasury by the Company, shall be surrendered at the Closing and retired by the Company.  All securities of the Company other than the Company Shares shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)

Transfer Books; No Further Ownership Rights in the Stock.  Upon the Closing Date, the transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company by the Stockholders.  From and after the Closing Date, the holders of the Certificates evidencing ownership of the Company Shares outstanding immediately prior to the Closing shall cease to have any rights with respect to such Company Shares, except as otherwise provided for herein or by applicable law.  If, after the Closing, Company Shares are presented to the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2(b).

(iv)

Directors and Officers.  At the Closing, the officers of the Company immediately prior to the Closing shall be the officers of the Surviving Corporation per the terms of their employment agreements.  The Board of Directors of the Surviving Corporation shall elect the officers of the Company until the expiration of their respective terms and until their successors have been elected and qualified.  The Board of Directors of the Surviving Corporation after the Closing Date shall initially consist of:  Ed Davis, Rod Friesen, Rob Potts and Johnny Thomas.

(v)

Additional Actions.  If at any time after the Closing BBLU shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Company or otherwise carry out this Agreement, the officers and directors of BBLU shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

(vi)

Other Effects of Merger.  Upon and after the Effective Date, title to all property owned by each of the Company and Newco shall vest in the Surviving Corporation without reversion or impairment, and the Surviving Corporation shall automatically have all of the liabilities of each of the Company and Newco.  The Merger shall have all further effects as specified in the applicable provisions of the OBCA.

(vii)

Taking of Necessary Action; Further Action.  If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

(viii)

Articles of Incorporation and Bylaws.

(1)

At the Effective Date, the Articles of Incorporation of Newco, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended, as provided by law.

(2)

At the Effective Date, the Bylaws of Newco, as in effect immediately prior to the Effective Date, shall be the Bylaws of the Surviving Corporation, until thereafter amended, as provided by law or in such Bylaws.

(ix)

Intent.  The parties intend that, for federal income tax purposes, the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368 (a)(2)(E) of the Code, and that this Agreement constitutes a plan of reorganization within the meaning of Section 368(b) of the Code.  Each party shall treat the Merger consistently with the foregoing, including filing the information and maintaining the records required by Treasury Regulations Section 1.368-3, and shall not take any position inconsistent therewith.  No party shall take any action that would cause the Merger not to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

(c)

Effective Date of the Merger.  In the event that the Merger is consummated, the parties hereto agree that the Merger shall be accounted for as if such Merger had occurred at the close of business on the Closing Date (the “Effective Date”).  In the event that the Merger is consummated, BBLU shall realize any operating profit or loss from the operation of the business of the Company after the Effective Date.  Accordingly, the Stockholders agree to consult with BBLU on any material issues or contracts that relate to a period of time prior to the Closing and Effective Date.  Furthermore, the Stockholders agree not to enter into any new capital obligations or capital expenditures, which relate to the Company prior to the Closing, except in the Ordinary Course of Business.

Section 3.

Other Agreements.

(a)

Lock-Up of BBLU Shares.  The Merger Consideration includes BBLU Shares, which are restricted common stock, which may not be sold for the time periods specified below as measured from the Closing Date, which includes compliance with the terms and conditions of Rule 144 under the Securities Act of 1933 and the Lock-up Agreements.  Each recipient of any of the BBLU Shares agrees to the following terms and conditions to be contained in a Lock-up Agreement (the “Lock-up Agreement”):

(i)

All of the BBLU Shares received by Ed Davis and Rod Friesen and related family members (i.e., 1,039,507 shares (75% of the Company’s Shares based upon 4,951,000 of 6,588,903 shares)) as founders shares (“Founders”) shall not be eligible for sale until eight (8) months from the Closing Date (the “Lock-up Period”).  Thereafter, the four parties included as Founders shall be allowed to sell BBLU Shares based upon the following schedule:

(1) The Friesen Family Irrevocable Trust: 3,150 shares per week for 102 weeks.

(2) Rod Friesen:  2,150 shares per week for 102 weeks.

(3) Ed Davis:  3,150 shares per week for 102 weeks.

(4) Thereafter, there shall be no restrictions or limitations on the selling of BBLU Shares by Founders or their assigns.

(b)

The 343,893 BBLU Shares received by third party investors and consultants (“Investors”) shall not be eligible for sale prior to six (6) months from the Closing Date.  During months seven (7) through twelve (12) after the Closing Date, the Investors shall each be allowed to sell ten percent (10%) per month of the number of BBLU Shares issued to them at the Closing.  After that date, there shall be no limitation or restrictions on the selling of their BBLU Shares.

(c)

BBLU may permit and assist the Stockholders in making sales of their BBLU Shares during the Lock-up Period, if the Stockholders and the Surviving Corporation so desire, when opportunities such as the following are available:

(i)

Block purchases by investors are requested.

(ii)

The BBLU Shares held by the Stockholders may be included in a secondary offering registration statement, which offers shares of BBLU for sale to the public, provided the investment bankers and management of BBLU agree that such offerings would not be adverse to the funding opportunity for BBLU.

(iii)

When daily trading volumes and prices reasonably permit, as determined by BBLU.

(d)

Employment and Non-Competition Agreement.  In addition to the Merger Consideration as described above, at the Closing: (i) Ed Davis, as CEO, and (ii) Rod Friesen, as Vice President of Business Development of the Surviving Corporation shall each enter into an Employment Agreement with the Surviving Corporation in the form annexed hereto as  Exhibit 3(d)(i ) and a Non-Competition Agreement in the form annexed hereto as  Exhibit 3(d)(ii).

All employees, other than the Stockholders, as well as providers of contract services, will continue under existing contracts they had with the Company, unless amended by the Stockholders and the Surviving Corporation jointly, as may be appropriate.  The employment agreements of the non-Stockholders shall contain non-compete clauses as currently exist in their employment agreements.

(e)

After the Closing, all consultants of the Surviving Corporation shall be eligible to receive non-qualified options to purchase shares of Common Stock of BBLU under the BBLU 2009 Equity Incentive Plan, based on a formula for years of service and salary, as set forth on  Schedule 3(e)  attached hereto.   Schedule 3(e) shall also include a list of all Company consultants and the number of options being granted to each consultant at closing.

Section 4.

Representations and Warranties of the Stockholders.  The Company and each of the Stockholders severally and not jointly, warrants and represents to BBLU and Newco as follows (as used herein, “Stockholders’ best knowledge” or “to the best knowledge of the Stockholders” shall mean information actually known by the Stockholders without due inquiry):

(a)

Ownership of Shares.  The Stockholders are the owners, beneficially and of record, of the Company Shares, which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company.  The Company Shares are the sole voting stock of the Company and are duly authorized, validly issued, fully paid and non-assessable.  The Company Shares have not been pledged, mortgaged or otherwise encumbered in any way and there is no lien, mortgage, charge, claim, liability, security interest or encumbrance of any nature against the Company Shares.  There are no options, warrants, rights of subscription or conversion, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, to which the Stockholders or the Company are a party, or by which the Stockholders or the Company are bound, relating to the issuance, voting or sale of the Company Shares or any authorized but unissued shares of capital stock of the Company or of any securities representing the right to purchase or otherwise receive any such shares of capital stock.  There are no stockholders agreements, preemptive rights or other agreements, arrangements, groups, commitments or understandings, oral or written, that have not been disclosed to BBLU and Newco, relating to the voting, issuance, merger or disposition of shares of the Company or the conduct or management of the Company by its Board of Directors.

(b)

Capacity; Organization; Standing; Capitalization.  The Stockholders have full capacity to enter into and perform under this Agreement and all other agreements and instruments to be entered into in connection with the Merger contemplated hereby, and to consummate such Merger, and no other consent or joinder of any other persons or corporations is required to consummate such Merger.  The Company has no subsidiaries.  Neither the Stockholders nor the Company have any interest in any entity, directly or indirectly, in businesses competitive with those of the Company or BBLU.  This Agreement has been, and each of the other agreements and instruments executed hereunder (the “Other Agreements”) will at the Closing, be duly executed and delivered by the Stockholders.  This Agreement constitutes, and each of the Other Agreements will constitute, the legal, valid and binding obligation of the Stockholders enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally or by general equitable principles.

(c)

Conflicts.  Neither the execution and delivery of this Agreement or any of the other agreements to which such Stockholder is a party, nor the consummation or performance of the Merger will, directly or indirectly (with or without notice or lapse of time):

(i)

contravene, conflict with or result in a violation of any Legal Requirement or any Order to which such Stockholder, or the Company is subject; or

(ii)

contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(iii)

except for any such contravention, conflict or violation which would not reasonably be expected to make illegal or materially delay or impair the consummation of the Merger, or;

(iv)

conflict with or result in a violation or breach of, or constitute (with or without notice or passage of time) a default under, or result in or give any person the right of termination, cancellation, acceleration or modification in or with respect to, or result in or give to any person any additional rights under, or result in the creation or imposition of an Encumbrance upon the assets of the Company under, any Applicable Contract or other arrangement to which the Company or any of the Stockholders is a party or is bound.

(d)

No Finder’s Fee.  The Stockholders have not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Merger other than the disclosed fee covered by a cash payment to Paulson referenced in Section 2(a)(iii).

(e)

Purchase Entirely for Own Account.  The BBLU Shares proposed to be acquired by each Stockholder hereunder will be acquired for investment for each such Stockholder’s own account, and not with a view to the resale or distribution of any part thereof, and the Stockholder has no present intention of selling or otherwise distributing the BBLU Shares, except in compliance with applicable securities laws, and in accordance with the terms and conditions of the form of Lock-Up Agreement attached hereto as Exhibit 3(a)(i) .

(f)

Available Information.  Each Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in BBLU.

(g)

Non-Registration.  Each Stockholder understands that the BBLU Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Stockholder’s representations as expressed herein.

(h)

Restricted Securities.  Each Stockholder understands that the BBLU Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Stockholder pursuant hereto, BBLU Shares would be acquired in a Merger not involving any public offering.  Each Stockholder further acknowledges that if BBLU Shares were issued to the Stockholder in accordance with the provisions of this Agreement, such BBLU Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  In this connection, each Stockholder represents that such Stockholder is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(i)

Legends.  It is understood that the BBLU Shares will bear one or all of the following legends:

(i)

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(ii)

Any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

(j)

Schedule 13D; Section 16(b).  If the number of BBLU Shares acquired by any Stockholder, when aggregated with all other shares of common stock of BBLU owned by such Stockholder at such time would result in the Stockholder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) in excess of 4.99% of the then issued and outstanding BBLU Shares and the BBLU Shares are then registered under Section 12(g) of the Exchange Act, such Stockholder shall comply with the disclosure requirements of  Schedule 13D  and, if such amount exceeds 9.99%, such Stockholder shall also comply under the reporting obligations of Sections 16(a) and 16(b) of the Exchange Act and the rules promulgated thereunder.  BBLU shall provide to Stockholders, at BBLU’s sole cost and expense, the services of BBLU’s legal counsel to advise and prepare all such documents and filings as may be necessary to allow Stockholders to comply with the requirements of the Exchange Act.

(k)

Corporate Organization; Etc.  The Company is duly organized, validly existing and in good standing under the laws of the state of Oregon and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to engage it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Change on the Company, or on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Merger.  The Company is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Change.  The copies of the Organizational Documents and all amendments thereto of the Company heretofore delivered to BBLU are complete and correct copies of such instruments as presently in effect.

(l)

Capitalization of Companies.  The Stockholders own in the aggregate all of the issued and outstanding equity interest of the Company, in each case free and clear of all Encumbrances, other than Encumbrances which will be extinguished on or prior to the Closing Date except for the security interest of a former shareholder in the Escrowed Shares.

(m)

Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Merger.  When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

(n)

Consents.  No governmental license, permit or authorization, and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with the execution, delivery or performance of this Agreement by the Company.  The Company shall execute, deliver and perform its obligations under this Agreement, and no consent or other approval of any other party is required to be obtained by the Company in connection with the Merger contemplated hereby.

(o)

Legal Proceedings.

(i)

Neither the Stockholders in their capacity as stockholders and/or as officers or directors of the Company, nor the Company is a party to any pending litigation, arbitration or administrative proceeding or, to the best of Stockholders’ knowledge, to any investigation, and no such litigation, arbitration or administrative proceeding or investigation that might result in any Material Adverse Change in the financial condition, business or properties of the Company or of the Stockholders is threatened.  To the best knowledge of the Company and the Stockholders, they have not received notice of any complaints, claims or threats, plans or intentions to discontinue commercial relations or purchases from any customer of the Company, any purchaser of goods or services from the Company, any employee or independent contractor significant to the conduct or operation of the Company or its businesses or any party to any agreement to which the Company is a party, other than in the Ordinary Course of Business for a service business serving large numbers of customers.

(ii)

To the Stockholders’ best knowledge, the Company is under no obligation with respect to the return of goods in the possession of customers.

(p)

Encumbrances.  To the Stockholders’ best knowledge, there are no liens, mortgages, deeds of trust, claims, charges, security interests or other encumbrances or liabilities of any type whatsoever to which any of the assets of the Company (the “Fixed Assets”), and the Company’s inventory (the “Inventory”), are subject.

(q)

Financial Statements.

(i)

The audited financial statements of the Company for the time periods required by SEC regulations, together with the related notes and schedules (the “Audited Financials”), are being prepared by BBLU using information supplied by the Company and the Stockholders pursuant to Section 12(c) below, prior to and immediately after the Closing Date and shall be:  (A) in accordance with the books of account and records of the Company; (B) which present fairly, and are true, correct and complete statements of the financial condition and the results of operations of the Company as, at, and for the periods therein specified, and (C) do not include or omit to state any fact which renders the Financials materially misleading.

(ii)

The Stockholders shall deliver to BBLU pursuant to Section 12(c) below, prior to the Closing Date, the unaudited consolidated balance sheet as of a date ended the last complete month prior to the Closing Date (the “Balance Sheet Date”) and the consolidated income statement for the period ended at the Balance Sheet Date (the “Unaudited Financials”) and a copy of the bank statements with balances at the Closing Date.  The Unaudited Financials give a true and fair view, in all significant aspects, of the consolidated balance sheet position of the Company as at the Balance Sheet Date, and its consolidated results, and the Stockholders shall use their best efforts to have them contain sufficient and appropriate information for its adequate interpretation and comprehension according to U.S. GAAP.  The Stockholders recognize that the records as delivered to BBLU may require adjustments to be in accordance with GAAP.  BBLU shall work with the Stockholders to make such adjustments using the information provided by the Stockholders and the Company.  The Stockholders, as officers of the Company shall sign said audited financial statements once they are prepared.

(iii)

No Unknown Liabilities, Etc.  As of the Balance Sheet Date, the Company had no liability or obligation of any nature (absolute, accrued, contingent or otherwise) not otherwise disclosed herein which is not fully reflected or reserved against in the Balance Sheet, to the best efforts of the Company, in accordance with GAAP, should have been shown or reflected in the Balance Sheet.  There has been no material change in the assets (other than cash) or liabilities (other than tax liabilities calculated to the best efforts of the Company in accordance with GAAP) of the Company since the Balance Sheet Date.  BBLU is preparing said balance sheets and financial information using information provided by the Company and the Stockholders on a timely basis.

(iv)

Except as and to the extent shown or provided for in the Financials or the notes and schedules thereto or as disclosed in any of the Schedules to this Agreement or such current liabilities as may have been incurred since December 31, 2012 in the ordinary course of business, the Company has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) which might be or become a charge against the assets or liabilities of the Company; as of the Balance Sheet Date, there was no asset used by the Company in its operations that has not been reflected in the Financials and, except as set forth in the Financials, no assets have been acquired by the Company since such date except in the ordinary course of business.

(v)

Except as disclosed in the Unaudited Financials and the information provided by the Company and the Stockholders, there has been no decrease in stockholders’ equity as compared with the amount shown for such stockholders’ equity as at the Balance Sheet Date, and no Material Adverse Changes in the financial position of the Company since the Balance Sheet Date.

(r)

Tax Matters.  The Company has timely filed all federal, state and local income tax returns and has timely filed with all other appropriate governmental agencies all sales, ad valorem, franchise and other tax (including any real estate, personal property, or any other tax that may be due in connection with the Fixed Assets), license, gross receipts and other similar returns and reports required to be filed by the Company.  The Company has reported all taxable income and losses on those returns on which such information is required to be reported and paid or provided for the payment of all taxes due and payable by the Company on said returns or taxes due pursuant to any assessment received by it, including without limitation, any taxes required by law to be withheld and/or paid in connection with any officer’s or employee’s compensation or due pursuant to any assessment received by it.  The Stockholders have made available to BBLU for inspection copies of income tax returns that are true and complete copies of the federal and applicable state, local or other income tax returns filed by the Company for all taxable years of operation for the Company, including any other open tax periods.  The Company shall bear all expenses and responsibilities for the filing of federal and applicable state, local or other income tax returns and reports of the Company for the taxable year ended December 31, 2012, but BBLU and the Company hereby covenant and agree that the Company will not file any amended income tax returns for any period without first notifying the Stockholders.  All tax liabilities of the Company arising through the end of the taxable year ended December 31, 2012 and that are currently due have been paid.  All tax liabilities of the Company arising after December 31, 2012, and that are currently due have been paid or adequately disclosed and the properly reserved for on the books and records and financial statements of the Company.  The Stockholders are responsible for the payment of all of their own taxes for all periods through the Closing Date.  No federal or applicable state, local or other tax return of the Stockholders or the Company for any period has been or is currently under audit by the Internal Revenue Service or any state, local or other tax authorities.  No claim has been made by federal, state, local or other authorities relating to any such returns or any audit.  For purposes of this  Section 4(r) , the word “timely” shall mean that such returns were filed within the time prescribed by law for the filing thereof, including the time permitted under any applicable extensions.  The Stockholders and the Company are not aware of any facts, which they believe would constitute the basis for the proposal of any tax deficiencies for any unexamined year.  Except as set forth on  Schedule 4(r) , all taxes which the Company is required by law to withhold and collect have been duly withheld and collected, and have been timely paid over to the proper authorities to the extent due and payable or they have been fully disclosed to BBLU.

(s)

Accounts Receivable and Inventory.

(i)

Accounts Receivable.  The accounts receivable of the Company reflected in the Unaudited Financials as at the Balance Sheet Date, and the accounts receivable acquired by the Company since such date are valid subsisting claims for the aggregate amounts thereof reflected in the Unaudited Financials net of the reserves or allowances for doubtful receivables reflected in the Financials or thereafter in the Company’s books and records uniformly maintained in accordance with the financial statements, accounted for in accordance with generally accepted accounting principles, and the Stockholders know of no reason that would make such accounts receivable, net of such amounts as the Company has reserved on its books as of the Balance Sheet Date, taken as a whole not collectible.

(ii)

Inventory.  Except as set forth on Schedule 4(s), the inventory of the Company reflected in the Financials as of May 31, 2013 and the inventory acquired by the Company since such date (a) has been purchased in the ordinary course of business, (b) has been fully paid for unless otherwise reflected in the Financials, (c) is marketable or adequate provision for obsolescence has been provided and (d) Stockholders know of no reason that would make such inventory, net of such amounts as the Company has reserved on its books as of May 31, 2013, taken as a whole, not marketable.

(t)

Title and Condition of Properties.  The Company does not own any real property, except as may be reflected in the financial information provided.  Except as set forth on  Schedule 4(t) , the Company has good, marketable title to all properties and assets, real and personal, tangible and intangible, reflected in the Unaudited Financials and all properties acquired subsequent to the Balance Sheet Date, which have not been disposed of in the ordinary course of business.  Said property is subject to no mortgage, lien, deed of trust, claim, security interest, liability, conditional sales agreement, easement, right-of-way or any other encumbrance except as may be filed in the Ordinary Course of Business.

Schedule 3(t) of this Agreement contains an accurate list of all leases and other agreements under which the Company is lessee of any personal property.  Each of the real property and personal property leases and agreements is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto.

All personal property, machinery and equipment which are material to the business, operations or condition (financial or otherwise) of the Company is in operating condition and, subject to routine maintenance and ordinary wear and tear, have been maintained in accordance with reasonable industry standards and is suitable for the purpose for which it is used.  To the best of their knowledge, neither the Stockholders nor the Company is aware of or have received notice of, the violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement in force on the date hereof relating to the Company’s business or its owned or leased real or personal properties, with which the Company has not complied or is in the process of complying as may be appropriate.

(u)

Description of Material Contracts.  Schedule 4(u) of this Agreement contains a complete and correct list as of the date hereof of certain contracts, which are representative of the contracts entered into by the Company and its customers.  Said Schedule shall include copies of all manufacturers rep and/or distributor agreements.  Other agreements, contracts and commitments, obligations and understanding are set forth in other Schedules delivered hereunder, of the following types written or oral to which the Company is a party, under which it has any rights or by which it or any of its properties is bound, as of the date hereof: (a) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (b) employment and consulting agreements with annual compensation in excess of $50,000; (c) collective bargaining agreements; (d) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding); (e) sales agency, manufacturer’s representative or distributorship agreements; (f) agreements, orders or commitments for the purchase by the Company of materials, supplies or finished products exceeding $25,000 in the aggregate from any one person; (g) agreements, orders or commitments for the sale by the Company of its products or services exceeding $25,000; (h) agreements or commitments for capital expenditures in excess of $25,000 for any single project (it being warranted that the commitment for all undisclosed contracts for such agreements or commitments does not exceed $25,000 in the aggregate); (i) agreements relating to research; (j) agreements relating to the payment of royalties; (k) brokerage or finder’s agreements; (l) joint venture agreements; and (m) other agreements, contracts and commitments which individually or in the aggregate for any one party involve any expenditure by the Company of more than $25,000.

The Company has made available to BBLU copies of all written agreements, contracts, commitments, obligations and undertakings, together with all amendments thereto that are in its possession, listed on the Schedules hereto.  All such agreements, contracts, commitments, obligations and undertakings are in full force and effect and, all parties to, or otherwise bound by, such agreements, contracts, commitments, obligations and undertakings have performed all obligations required to be performed by them to date and the Company is not in default and no event, occurrence, condition or act exists which gives rise to (or which with notice or the lapse of time, or both, could result in) a default or right of cancellation, acceleration or loss of contractual benefits under, any such contract, agreement, commitment, obligation or undertaking.  There has been no threatened cancellations thereof, and there are no outstanding disputes, other than in the Ordinary Course of Business for a service business serving a large customer base under any such contract, agreement, commitment, obligation or undertaking.  To the Stockholders’ best knowledge, no consent of any party is required under any such contract, agreement, commitment, obligation or undertaking, which would make such agreements not binding and in full force and effect as of the Closing Date.  Any contracts, agreements, leases or commitments held in the name of any of the Stockholders and set forth in the Schedules hereto shall be assigned to either Newco or the Company prior to the Closing Date.

Each contract, lease, instrument and commitment required to be described in the Schedules hereto is, on the date hereof, and will be at the Closing, in full force and effect and is and will constitute a valid and binding obligation of the Company and the respective parties to such agreements, and there is not, under any such contract, lease, instrument or commitment, any existing default by the Company or such other parties or any event that, with notice, lapse of time or both, would constitute a default by the Company or such other parties in respect of which adequate steps have not been taken to cure such default or to prevent a default from occurring or continuing.  Any contracts, leases or commitments held in the names of any of the Stockholders and listed on the Schedules shall be assigned either to Newco or the Company prior to the Closing Date.

To the Company’s best knowledge, the material suppliers, customers and clients of the Company will continue to supply and purchase from the Company after the Closing, except as may change in the Ordinary Course of Business.

(v)

Proprietary Rights.  The Company owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights used in or necessary for the conduct of the Company’s business as conducted to the date of this Agreement, including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of the Company’s World Wide Web sites or any product or service which has been or is being distributed or sold by the Company or currently is under development by the Company or has previously been under development by the Company (collectively, including such Web site, the “Company Products”), free and clear of all liens, claims and encumbrances (including without limitation linking, licensing and distribution rights) (all of which are referred to as “Company Proprietary Rights”).  In addition, the Company is not aware of any legal restrictions or impediments that would prevent the Company from conducting its business as proposed to be conducted.   Schedule 4(v)  of this Agreement contains an accurate and complete in all material respects (i) description of all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, Internet domain names and registered copyrights in or related to the Company Products or otherwise included in the Company Proprietary Rights and all applications and registration statements therefor, including the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which any such application of such issuance and registration has been filed, (ii) list of all licenses and other agreements with third parties (the “Third Party Licenses”) relating to any material patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights that the Company is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate in Company Products (such patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights are collectively referred to as the “Third Party Technology”) and (iii) list of all licenses and other agreements with third parties relating to any material information,  compilations, data lists or databases that the Company is licensed or otherwise authorized by such third parties to use, market, disseminate, distribute or incorporate in Company Products.  To the best of Stockholders’ Knowledge, all of the Company’s patents, copyrights, trademark, trade name or Internet domain name registrations related to or in the Company Products are valid and in full force and effect; and consummation of the Merger contemplated by this Agreement will not alter or impair any such rights.  No claims have been asserted or threatened against the Company (and the Company is not aware of any claims which are likely to be asserted or threatened against the Company or which have been asserted or threatened against others relating to Company Proprietary Rights or Company Products) by any person challenging the Company’s use, possession, manufacture, sale or distribution of Company Products under any Company Proprietary Rights (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto

(including, without limitation, the Third Party Licenses) or alleging a violation of any person’s or entity’s privacy, personal or confidentiality rights.  There is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by the Company of any of the Company Products.  To the Stockholders’ best knowledge, none of the Company Products nor the use or exploitation of any Company Proprietary Rights in its current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name and the Company has not been sued in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition.

The Company has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any of the Company Products or any adaptations, translations, or derivative works based on the Company Products or any portion thereof.  The Company has not knowingly granted any third party any right to allow users of the Company’s World Wide Web site to link to other World Wide Web or Internet sites.  Except with respect to the rights of third parties to the Third Party Technology, no third party has any express right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Company Products are a “derivative work” as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

(i)

The Company has at all times used commercially reasonable efforts customary in its industry to treat the Company Proprietary Rights related to Company Products and Company Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as intended or reasonably likely to cause the loss of such trade secrets by release into the public domain.

(ii)

To the Company’s best knowledge, no employee, contractor or consultant of the Company is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with the Company or, to the Company’s knowledge, any other party because of the nature of the business conducted by the Company.

(iii)

To the Stockholders’ best knowledge, each person presently employed by the Company (including independent contractors, if any) with access authorized by the Company to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to BBLU or its representatives (See employee handbook, which has evolved over time as set forth in  Schedule 3(z)) .

(iv)

No material product liability or warranty claims have been communicated in writing to or to the best of Stockholders’ Knowledge, threatened against the Company.

(v)

To the Company’s knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Company Proprietary Rights, or any Third Party Technology to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company.  The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any

Corporation Proprietary Rights, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

(vi)

The Company has taken all steps customary and reasonable in the industry to protect and preserve the confidentiality and proprietary nature of all Intellectual Property and other confidential information not otherwise protected by patents, patent applications or copyright (“Confidential Information”).

(w)

Default; Violations or Restrictions.  Except as set forth on Schedule 4(w), the execution, delivery and performance of this Agreement and of any agreement to be executed and delivered by the Company in connection with the Merger contemplated hereby will not (or with the giving of notice or the lapse of time or both would) result in the breach of any term or provision of the Articles of Incorporation or Bylaws of the Company or violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of contractual benefits to the Company, under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal or any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation by which the Company or the Stockholders is a party or by which either of them may be bound, or require any consent, approval or notice under any law, rule or decree or any such document or instrument; or result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Company’s assets or interfere with or otherwise adversely affect the ability to carry on the business of the Company after the Closing Date on substantially the same basis as it is now conducted by the Company.

(x)

Court Orders and Decrees.  Except as set forth on Schedule 4(x), the Company has not received written or oral notice that there is outstanding, pending or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Company, the Company Shares or any of the Company’s assets.  The Company is in compliance in all material respects with all applicable Federal, state, county, municipal (or of any subdivision thereof) laws, regulations and administrative orders in force at any applicable time to which the Company may be subject.

(y)

Books and Records.  Since inception the books and records of the Company are, in all material respects, complete and correct and have been maintained in accordance with good business practice.  True and complete copies known to the Stockholders of the Articles of Incorporation and Bylaws of the Company and all amendments thereto and true and complete copies of all minutes, resolutions, stock certificates and stock transfer records of the Company since inception are contained in the minute books and stock transfer books that have been made available to BBLU for inspection and will be delivered to BBLU at the Closing.  The minute books, stock certificate books, stock transfer records and such other books and records as may be requested by BBLU, as exhibited to BBLU, and its representatives, are complete and correct in all material respects, since inception.

(z)

Pension and Welfare Plans.  See employee handbook, Schedule 3(z).

(i)

Pension and Profit Sharing Plans.  Except as disclosed in Schedule 3(z) of this Agreement, the Company does not have in effect any pension, profit sharing or other employee benefit plan described under Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  All benefits payable under any terminated employee pension benefit plan (as such term is defined in Section 3(2)(A) of ERISA) previously maintained by the Company or to which it has previously contributed have been paid in full and/or that the Company does not have any unfunded liability in respect of any such plan to the Pension Benefit Guaranty Corporation or to the participants in such plan or to the beneficiaries of such participants.  Each such terminated plan was terminated substantially in accordance with the applicable provisions of law or any agreement or contract relating to any such plan and has been terminated without liability to the Company.

(ii)

Welfare Plans.  For each plan, fund, or arrangement of the Company which is an employee welfare benefit plan, whether or not currently maintained (within the meaning of ERISA Section 3(1)) (a “Welfare Plan”), the following is true:

(1)

each such Welfare Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements;

(2)

there is no voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) maintained with respect to any such Welfare Plan;

(3)

there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or BBLU to a tax under Code Section 4976(a);

(4)

each such Welfare Plan which is a group health plan complies and has complied with the applicable requirements of Code Section 4980B.  and would comply with Sections 9801 through 9806 if such provisions were now in effect, Title XXII of the Public Health Service Act, and the applicable provisions of the Social Security Act and is not and has not been a nonconforming group health plan under Section 5000(c) of the Code;

(5)

each such Welfare Plan may be amended or terminated by the Company or BBLU, on or at any time after, the Closing Date and after any advance notice to participants or similar measures required by law which are non-waivable under the Welfare Plan;

(6)

no such Welfare Plan provides for continuing benefits or coverage for any participant (including past, present or future retirees) or such participant’s beneficiary after termination of employment except as required by the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) or any other state or Federal law; and

(7)

no claims have been made and no other events have occurred that might form the basis of a claim which has substantially increased or based on customary insurance industry practice might substantially increase, the premiums or other charges of the Company under any Welfare Plan.

(aa)

Insurance.  Schedule 3(aa) of this Agreement contains a correct and complete description of all policies of insurance by or on behalf of the Company in which the Company is named as an insured party, beneficiary or loss payable payee.  The Company has at all times prior to the date hereof maintained and will at all times prior to the Closing Date maintain insurance coverage with respect to its properties, in respect of liabilities and risks prudently insured against.  The policies described in  Schedule 3(aa)  of this Agreement are outstanding and in force as of the date hereof.

(bb)

Rights of Third Parties.  The Company has not entered into any material leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of the Company, and no person or other corporation has any right to possession, use or occupancy of any of the property of the Company, except as customary and normal for the business.

(cc)

Powers of Attorney.  There are no persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Company.

(dd)

Labor Matters.  The Company is not a party to any collective bargaining agreement with any labor union or association.  There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are no pending or, threatened labor disputes, strikes or work stoppages that may have a material adverse effect upon the continued business or operation of the Company.  Except as set forth on  Schedule 4(dd) , the Company (i) is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not engaged in any unfair labor practices.

(ee)

Relationships with Vendors and Customers.  The Company and the Stockholders have no knowledge of any present or future conditions or state of facts or circumstances, which would materially adversely affect the Company after the Closing Date.  The Company’s relationships with its customers, clients and vendors are satisfactory, and the Company and the Stockholders have no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships including, but not limited to, the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Company, or the Surviving Corporation (whether as a result of the consummation of the Merger contemplated hereby or otherwise).  Except as set forth on  Schedule 3(ee)  of this Agreement, neither the Company have received any indication from any material supplier of the Company to the effect that such supplier (i) is planning to implement any material price changes other than in the ordinary course of business or will stop or (ii) is terminating, canceling or threatening to terminate or cancel any commitments, contracts or arrangements with the Company, and there are no disputes with any material supplier of the Company.  The Company and the Stockholders have no knowledge of any material outstanding claims of any of its customers or clients presently outstanding, pending or threatened against the Company, except for aged accounts payables claims.  The Company and the Stockholders have no knowledge of any present or future condition or state of facts or circumstances which would prevent the business of the Company from being carried on by the Surviving Corporation after the Closing Date in essentially the same manner as it is presently being carried on.

(ff)

Approvals and Authorizations.  The Company has obtained all necessary consents, approvals and authorizations in connection with the Merger contemplated hereby which are required by law or otherwise in order for the Company to continue all of its present business following the Closing Date.

(gg)

Compensation Plans.  The employee handbook, Schedule 3(z) of this Agreement contains a correct and complete description of all material compensation plans and arrangements: bonus and incentive plans and arrangements; deferred compensation plans and arrangements; stock purchase and stock option plans and arrangements: hospitalization and other life.  health or disability insurance or reimbursement programs: holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements, policy manuals and any other plans or arrangements providing for benefits for employees of the Company.

(hh)

Governmental Licenses.  Schedule 3(hh) of this Agreement contains a correct and complete list of all material governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are (i) necessary for the operation of the Company, and (ii) required in connection with Stockholders’ execution, delivery or performance of this Agreement, all of which have been obtained by the Company and are in full force and effect.

(ii)

Brokers.  Other than the relationship with Paulson referenced in Section 2(a)(iii), no other agent, broker, investment banker, person, or firm acting on behalf of any of the Stockholders, the Company or any firm or corporation affiliated with any of them, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder’s fee or other like payment in connection with the Mergers contemplated hereby.

(jj)

Compliance With Laws.

(i)

The operations and activities of the Company have previously and continue to comply with all applicable Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the “Laws”), as in effect on or before the date of this Agreement, including, without limitation, all Laws relating to seed labeling and all rules and regulations of the Occupational Safety and Health Administration.  Neither the ownership of the Company nor the conduct of the business of the Company as presently conducted conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default right to accelerate or loss of rights under, any terms or provisions of its Articles of Incorporation or Bylaws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, or Laws to which the Company is a party or by which it may be bound or affected.  The Company has received no written notice or communication from any third party asserting a failure to comply with any Laws, nor has the Company received any written notice that any authority or third party intends to seek enforcement against the Company to compel compliance with any such Laws.

(ii)

There are no existing claims or threatened claims against the Company, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of the Company of any “Hazardous Material,” including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act (“CERCLA”), any so-called “Super Fund” or “Super Lien” law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.

(iii)

Since the date first acquired or leased by the Stockholders or the Company, the Stockholders and Corporation have not placed any “Hazardous Material” on or under the real property owned or leased by the Company and, to the best of Stockholders’ knowledge, there has been no “Hazardous Material” on or under the real property owned or leased by the Company.

(iv)

Neither the Company nor the Stockholders, nor any officer, employee or agent of the Company acting on its behalf, nor any other person acting on its behalf, has, directly or indirectly, within the past three (3) years given or received or agreed to give or receive any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed acquisition) which (i) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given or received in the past might have had an adverse effect on the assets, business or operation of the Company, or (iii) if not continued in the future, might adversely affect the assets, the business or the operations or prospects of the Company, or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

(kk)

Internal Accounting Controls.  The Company does not maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) acquisitions are executed in accordance with management’s general or specific authorizations, (ii) acquisitions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has not established disclosure controls and procedures for the Company and has not designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the officers by others within those entities.  The Company’s officers have not evaluated the effectiveness of the Company’s controls and procedures.  Except as set forth in  Section 4(kk) , since the Balance Sheet Date, there have been no significant changes in the Company’s internal controls or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.  All of this Section 4(kk) is to the Stockholders’ best knowledge.

(ll)

No Additional Agreements.  The Company does not have any agreement or understanding with any Stockholders with respect to the Merger contemplated by this Agreement other than as specified in this Agreement.

(mm) Disclosure.  The Company confirms that neither it nor any person acting on its behalf has provided any Stockholders or its respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed Merger hereunder may constitute such information and except for information that will be disclosed by BBLU under a current report on Form 8-K.  The Company understands and confirms that the Stockholders will rely on the foregoing representations and covenants in effecting the Merger.  All disclosure provided to the Stockholders regarding the Company, its business and the Merger contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(nn) Relationships With Related Persons, Guarantees.  Except as otherwise set forth in Schedule 3(b)(iii) of this Agreement, and except through or related to its ownership of the Company Shares, neither the Stockholders nor any Affiliate of the Stockholders has any outstanding Contract with the Company.  The Stockholders have not personally guaranteed any of the obligations of the business of the Company, except for unspecified guarantees that were initiated during the startup phase of the Company that may not have been released.

(oo) Benefits.  All information on accrued holiday, vacation, sick or other compensation or benefits to which employees of the Company are entitled to receive from the Company have been provided by the Company.  The Company has an employee manual, which sets forth the Company’s policies with respect to its employees, and there are no policies other than as set forth in the employee handbook, Schedule 3(z) of this Agreement.

(pp) Schedules.  The Stockholders and the Company have delivered to BBLU complete and correct schedules in all material respects (the “Schedules”), in form and substance reasonably acceptable to BBLU, as of the date of this Agreement.

(qq) No Legal or Tax Advice. The Stockholders are not relying on any legal or tax advice from BBLU in connection with the Merger contemplated by this Agreement.

(rr) Accuracy. No representation, warranty, covenant or statement by the Stockholders or the Company in this Agreement, including the Schedules and Exhibits attached hereto and the certificates furnished or to be furnished to BBLU pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

Section 5.

Representations and Warranties of BBLU and Newco.  Each of BBLU and Newco jointly and severally warrants and represents to the Stockholders as follows:  (as used herein, “Newco’s or BBLU’s best knowledge” or “to the best knowledge or Newco or BBLU” shall mean information actually known by Newco or BBLU without due inquiry):

(a)

Capacity.  Each of Newco and BBLU has full right, power and capacity to execute, deliver and perform its obligations under this Agreement and the other documents required to be executed by Newco or BBLU in connection herewith and to consummate the Merger contemplated hereby.  The execution and delivery of this Agreement does not, and the consummation of the Merger contemplated by this Agreement will not, constitute a breach of any term or provision of the Articles of Incorporation or Bylaws of Newco or the Certificate of Incorporation or Bylaws of BBLU, or constitute a default under any material law, rule, regulation, indenture, instrument, mortgage, deed of trust, or other agreement or instrument to which Newco or BBLU is a party or by which either is bound.

(b)

Organization.

(i)

Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and Newco has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith.  Newco is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

(ii)

BBLU is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith.  BBLU is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

(c)

Authority; No Conflict.

(i)

This Agreement constitutes the legal, valid and binding obligation of Newco and BBLU, enforceable against them in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by general principles of equity.  The execution and delivery by Newco and BBLU of this Agreement and the consummation by Newco and BBLU of the Merger have been duly authorized and approved by the Boards of Directors of Newco and BBLU and no other corporate proceedings on the part of Newco and BBLU are necessary to authorize this Agreement and the Merger.  Upon the execution and delivery by it of the Other Agreements to which Newco is a party and the execution and delivery thereof by each other party thereto, such Other Agreements will constitute the legal, valid and binding obligations of Newco, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by general principles of equity.  Newco has the power, authority and capacity to execute and deliver this Agreement and the Other Agreements to which it is a party and to perform its respective obligations under this Agreement and such Other Agreements.

(ii)

Neither the execution and delivery of this Agreement or any of the Other Agreements, nor the consummation or performance of the Merger will, directly or indirectly (with or without notice or lapse of time):

(1)

conflict with or result in a violation or breach of, constitute (with or without notice or passage of time) a default under, result in or give any person the right of termination, cancellation, acceleration or modification in or with respect to, result in or give to any person any additional rights under, result in the creation or imposition of an Encumbrance upon the assets of Newco under any agreement or other arrangement to which Newco is a party or is bound; or

(2)

contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Newco.

(iii)

Newco is not and will not be required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any of the Other Agreements or the consummation or performance of the Merger.

(d)

Capital Structure.  As of the Closing Date the authorized capital stock of BBLU shall consist of 100,000,000 shares of common stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share.  As of June 26, 2013 (i) 25,795,857 shares of BBLU’s common stock were issued and outstanding, (ii) 1,231,402 shares of preferred stock, convertible to 12,314,020 shares of common stock were outstanding, and no shares of BBLU’s common stock or preferred stock are held by BBLU in its treasury; and (iii) warrants to purchase an aggregate of 26,657,906 shares of common stock are issued and outstanding.  Except as set forth above and in the BBLU SEC filings, no shares of capital stock or other voting securities of BBLU were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of BBLU are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, BBLU’s Articles of Incorporation, BBLU’s Bylaws or any Contract to which BBLU or Newco is a party or otherwise bound.  There are no other commitments, Contracts, arrangements or undertakings of any kind to which BBLU or Newco is a party or by which any of them is bound (i) obligating BBLU or Newco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Newco, (ii) obligating BBLU or Newco to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of BBLU.  As of the date of this Agreement, there are not any outstanding contractual obligations of BBLU to repurchase, redeem or otherwise acquire any shares of capital stock of BBLU.  BBLU is not a party to any agreement granting any security holder of BBLU the right to cause BBLU to register shares of the capital stock or other securities of BBLU held by such security holder under the Securities Act, other than the pending preferred share offering.  The BBLU Shares to be issued pursuant to this Agreement as well as under the BBLU 2009 Equity Incentive Plan will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

(e)

Consents and Approvals.  No governmental license, permit or authorization, and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with the execution, delivery or performance of this Agreement by Newco or BBLU.  Each of Newco and BBLU shall execute, deliver and perform its obligations under this Agreement, and no consent or other approval of any other party is required to be obtained by Newco or BBLU in connection with the Mergers contemplated hereby.

(f)

Binding Obligation.  This Agreement has been duly executed and delivered by Newco and BBLU and constitutes the legal, valid and binding obligation of Newco and BBLU, enforceable against Newco and BBLU in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.  All action of the Board of Directors of Newco and BBLU and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Mergers contemplated hereby has been duly and validly taken.

(g)

Brokers: Finders.  No agent, broker, investment banker, person or firm acting on behalf of Newco or BBLU or any firm or corporation affiliated with Newco or BBLU or under the authority of either Newco or BBLU is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with the Merger contemplated hereby except for the cash consideration to Paulson referenced in Section 2(a)(iii).

(h)

Accuracy.  No representation, warranty, covenant or statement by Newco or BBLU in this Agreement, including the Schedules and Exhibits attached hereto and the certificates furnished or to be furnished to the Stockholders pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

(i)

SEC Documents; Undisclosed Liabilities

(i)

BBLU has filed all reports, schedules, forms, statements and other documents required to be filed by BBLU with the SEC since September 11, 2010 pursuant to Sections 13(a), 14 (a) and 15(d) of the Exchange Act (the “BBLU SEC Documents”).

(ii)

As of its respective filing date, each BBLU SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such BBLU SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any BBLU SEC Documents has been revised or superseded by later filed BBLU SEC Documents, none of the BBLU SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of BBLU for the years ended December 31, 2011 and December 31, 2012 included in the BBLU SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of BBLU and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(iii)

Except as set forth in the BBLU SEC Documents, BBLU has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of BBLU or in the notes thereto.

(j)

Absence of Certain Changes or Events.  Except as disclosed in the BBLU SEC Documents, from the date of the most recent audited financial statements included in the BBLU SEC Documents to the date of this Agreement, BBLU has conducted their business only in the ordinary course.

(k)

Litigation.  Except as disclosed in the BBLU SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of BBLU or Newco, threatened against or affecting BBLU or Newco (and BBLU and Newco are not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or would reasonably be expected cause a Material Adverse Change, nor is there any Judgment outstanding against BBLU or Newco that has had or would reasonably be expected to cause a Material Adverse Change on BBLU or Newco.

(l)

Compliance with Applicable Laws.  Except as disclosed in the BBLU SEC Documents, BBLU and Newco is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to cause a Material Adverse Change.  Except as set forth in the BBLU SEC Documents, BBLU or Newco have not received any written communication during the past two years from a Governmental Entity that alleges that BBLU or Newco is not in compliance in any material respect with any applicable Law.

(m)

Listing and Maintenance Requirements.  BBLU’s Shares are listed for trading on the OTC QB maintained by the Financial Industry Regulatory Authority, Inc. (“FINRA”).  BBLU has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the BBLU Shares on the OTC QB and/or the OTC Markets.

(n)

Reorganization.

(i)

Newco is a newly formed Oregon corporation that was organized solely to engage in the Merger.  Newco does not have any assets or any liabilities and has not engaged in any business or activity.

(ii)

Newco is, and immediately prior to the Merger will be, a wholly owned subsidiary of BBLU.

(iii)

Newco has no plan, intention or commitment to issue or sell (a) any of its capital stock, (b) any security of Newco treated as equity for federal income tax purposes, (c) any security that is convertible or exchangeable into any of the foregoing, or (d) any right to subscribe for or acquire any of the foregoing, and no such securities or rights outstanding other than the common stock of Newco that is owned by BBLU.

(iv)

Neither BBLU nor Newco has any plan or intention to cause the Surviving Corporation to issue additional shares of its stock or any other security of Surviving Corporation that would result in BBLU losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code prior to or immediately after the Merger.

(v)

Prior to the Merger, the Company has acquired no BBLU Shares (and no related person to BBLU within the meaning of Treasury Regulations Section 1.368-1(e)(3) has acquired any stock of the Company), either directly or through any transaction, agreement or arrangement with another person.  The Company has no plan or intention to acquire or redeem (and no related person to the Company within the meaning of Treasury Regulations Section 1.368-1(e)(3) has any plan or intention to acquire) any of the BBLU stock issued in the Merger, other than pursuant to the terms of this Agreement, either directly or through any transaction agreement or arrangement with another person.

(vi)

BBLU has no plan or intention to (a) liquidate the Surviving Corporation (including any transaction that would be treated as a liquidation for federal income tax purposes), (b) merge the Surviving Corporation with or into another corporation (including any entity treated as a corporation for federal income tax purposes), (c) sell or otherwise dispose of the stock of the Surviving Corporation, except for transfers of stock to corporations controlled by BBLU in accordance with Section 368(a)(2)(C) of the Code, or (d) cause the Surviving Corporation to sell or otherwise dispose of any of its assets or any of the assets acquired from Newco, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Corporation in accordance with Section 368(a)(2)(C) of the Code.

(vii)

Newco has no liabilities assumed by the Surviving Corporation in the Merger, and will not transfer any assets to the Surviving corporation in the Merger subject to any liabilities.

(viii)

Following the Merger, BBLU will cause the Surviving Corporation to continue its historic business or use a significant portion of its historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(ix)

BBLU and Newco will each pay their respective expenses, if any, incurred in connection with the transaction contemplated by this Agreement.

(x)

BBLU is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

Section 6.

Survival of Representations and Warranties; Indemnification.

(a)

Survival of Representations and Warranties.  All representations and warranties made by the Stockholders, the Company, Newco and BBLU in this Agreement, including without limitation all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until the first anniversary of the Closing Date (the “Survival Date”); provided, however, that all representations and warranties made by the Stockholders in Sections 4(q), (r), (z) and (jj) hereof shall survive the Closing until and through one (1) month after the expiration of the applicable statute of limitations (the “Extended Survival Date”);  provided ,  however  , that representations which are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall also survive until the final resolution of those claims.  Covenants and other executory obligations contained in this Agreement shall survive the Closing.  The right to indemnification, payment of damages and other remedies based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(b)

Indemnity by Stockholders.  Provided that the Merger contemplated by this Agreement is closed, the Stockholders hereby agree, severally and not jointly, to indemnify, defend and hold harmless Newco and BBLU and their respective Affiliates, shareholders, partners, Stockholders, directors, officers, employees and other agents and representatives from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) (“Claims”) arising out of or relating to Claims made prior to the Survival Date or the Extended Survival Date, if applicable, in the event that it is determined that such Claims arise out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 4 made by the Stockholders, (ii) the non-performance by the Stockholders in any material respect of any covenant, agreement or obligation to be performed by the Stockholders under this Agreement; (iii) the assessment of any material federal, state local or other tax liabilities due and payable by the Company for all periods through the Closing Date.

(c)

Indemnification by Newco and BBLU.  Provided that the Merger contemplated by this Agreement is closed, Newco and BBLU hereby agrees to indemnify, defend and hold harmless the Stockholders from and against all Claims arising out of or relating to Claims made prior to the Survival Date or the Extended Survival Date, if applicable, in the event that it is determined that such Claims arise out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 5 by Newco and BBLU; (ii) the non-performance by Newco and BBLU in any material respect of any covenant, agreement or obligation to be performed by Newco and BBLU under this Agreement; and (iii) any liabilities arising out of the operation of the business of the Company after the Closing Date.

(d)

Defense of Claims.  Whenever any Claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) in writing within thirty (30) days after the Indemnitee has actual knowledge that it is entitled to indemnification of such Claim constituting the basis for such Claim (the “Notice of Claim”).  The Notice of Claim shall specify all facts known to the

Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such claim at his expense and through counsel of his own choosing if he gives written notice of his intention to do so to the Indemnitee within ten (10) days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such claim.

The Indemnitee shall not settle any claim that would give rise to liability on the part of the Indemnitor under the indemnity contained in this Section without the written consent of the Indemnitor, which consent shall not unreasonably be withheld.  If a firm offer is made to settle a claim or litigation defended by the Indemnitee and the Indemnitor refuses to accept such offer within twenty (20) days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such claim and shall be indemnified pursuant to the terms hereof.  Provided, however, that in the event the Indemnitor refuses to accept such offer to settle a claim as described above and the Indemnitee continues to contest or defend such claim, the indemnification provided for herein shall be deemed to include the value of management’s time spent in connection with the defense of such claim.  If a firm offer is made to settle a claim or litigation and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such claim or litigation and.  in such event, the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee hereunder with respect to such claim or litigation shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

Notwithstanding any provision of this Agreement to the contrary, neither Stockholders’ nor Newco’s maximum liability for indemnification shall exceed the Merger Consideration.

Notwithstanding any provision of this Agreement to the contrary, no claim for indemnification pursuant to this Section 6 by the Indemnitee shall be asserted or claimed except for the amount of such Claim in excess of the aggregate, the sum of $25,000 (the “Stockholders’ Basket”).  Any Loss suffered by Newco for payment of any insurance deductible in connection with any proceedings shall be excluded from the Stockholders’ Basket.

All claims for indemnification against the Stockholders shall be satisfied by the Stockholders severally and not jointly, at their option, either in cash or in BBLU Shares at their then Market Price after a final judgment by a court of competent jurisdiction.

(e)

Notwithstanding any provisions of this Agreement to the contrary, the remedies available under this Section 6 shall be the sole and exclusive remedies of BBLU as between BBLU and Stockholders in relation to this Agreement, but this Section 6 shall not affect any legal or equitable rights, if any, that the Stockholders or any of them may have to seek indemnification or contribution among the Stockholders or any of them.

Section 7.

Covenants of the Stockholders and the Company.  The Stockholders and the Company hereby covenant and agree:

(a)

Further Assurances.  The Stockholders hereby agree that, from time to time at the reasonable request of BBLU and without further consideration, they shall execute and deliver such additional instruments and take such other action BBLU may reasonably require to convey, assign, transfer and deliver the Company Shares and otherwise to carry out the terms of this Agreement.

(b)

Public Announcements.  BBLU may issue a press release or other announcement of this Agreement, the Other Documents and the Merger contemplated hereby and thereby in such form as shall be determined by BBLU in its sole discretion,  provided  that BBLU shall provide the Stockholders with the contents of any such press release and a reasonable opportunity to comment thereon prior to its public release, except to the extent that a requirement of any Applicable Law renders it impracticable to consult with the Stockholders in advance of such release.  None of the Company, the Stockholders or their respective Affiliates, officers, stockholders, employees or agents shall issue or cause the issuance or the publication of any press release or any other public statement or announcement with respect to this Agreement, the Other Documents or the Merger contemplated hereby or thereby, without the prior review and written consent of BBLU in each specific instance.

(c)

Affiliate Transactions.  On or prior to the Closing Date, all Indebtedness and other amounts owing under Contracts (other than documents related to the Merger and employment, restrictive covenant, confidentiality and similar agreements with employees of the Company) between the Company, any Affiliate of the Company, or any officer, director, manager, or spouses, parents, children or siblings of any director, or officer or member of the Company or Affiliate of any of the foregoing (other than the Company), on the one hand, and the Company, on the other hand, will be paid in full, and the Company will terminate and will cause any such Affiliate of the Company, or officer, director, manager, or spouses, parents, children or siblings of any director, officer or member of the Company or Affiliate of any of the foregoing to terminate, each such Contract with the Company or any Subsidiary thereof, including, but not limited to any management services agreements, between any such Person and the Company, without any obligation thereunder surviving such termination.  Prior to the Closing, except as expressly contemplated by this Agreement or any other document related to the Merger, neither the Company nor any Subsidiary thereof will enter into any Contract or amend or modify in any material respect any existing Contract, or engage in any transaction outside the Ordinary Course of Business consistent with past practice or not on an arm’s-length basis, with the Company or any such Affiliate of the Company, or officer, director, manager, or spouses, parents, children or siblings of any director, officer or member of the Company or Affiliate of any of the foregoing.

(d)

Notice and Cure.  If the Company obtains knowledge of any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any condition set forth in Section 9 to be incapable of ever being satisfied, it will notify BBLU promptly in writing of, and contemporaneously will provide BBLU with true and complete copies of any and all information or documents relating to such event, transaction or circumstance.  No notice given pursuant to this Section 7(d) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or in any way limit the remedies available to the Purchaser hereunder.

(e)

Stockholder Release.  Effective as of the Closing Date, each Stockholder on behalf of itself and each of its Affiliates hereby releases and forever discharges the Company, and its officers, directors, shareholders and Affiliates, from any and all actions, causes of action, suits, debts, accounts, claims, contracts, demands, agreements, controversies, judgments, obligations, damages and liabilities of any nature whatsoever in law or in equity, whether currently known or unknown, suspected or claimed, whether pursuant to contract, statute or otherwise, in each case, arising out of events occurring on or prior to the Closing.

Section 8.

Covenants of Newco and BBLU.  Newco and BBLU hereby covenant and warrant as follows:

(a)

Closing Documents.  Newco and BBLU shall execute and deliver all instruments and documents required as a condition precedent to the Closing and take all actions required to carry out the terms of this Agreement and to consummate the Merger contemplated hereby.

(b)

Noninterference.  Newco and BBLU shall, not take or omit to take any action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Section 5 of this Agreement, or (ii) would interfere with Newco’s or BBLU’s ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

(c)

Fulfillment of Conditions.  Each party shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each of the conditions to the obligations to the other parties in this Agreement.

Section 9.

Conditions Precedent to the Obligations of Newco and BBLU.  The obligations of Newco and BBLU under this Agreement are subject to the following conditions:

(a)

There shall not have been any breach of the representations, warranties, covenants and agreements of the Stockholders or the Company contained in this Agreement or the Schedules and Exhibits hereto, and all such representations and warranties shall be true at all times on and before the Closing.

(b)

The Stockholders and the Company shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.  All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to Newco and BBLU.

(c)

There shall have been no Material Adverse Change in the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, or earnings of the Company since the Balance Sheet Date.

(d) There shall be no outstanding actions or threats of action by any party that may materially adversely effect the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, or earnings of the Company.

(e) Newco and BBLU shall have received certificates dated the Closing Date and signed by the Stockholders and the Company, certifying that the conditions specified in Sections 9(a), (b), (c) and (d) above have been fulfilled except to the extent that any non-fulfillment was disclosed in writing to BBLU prior to the Closing Date.

(f) The Company and the Stockholders shall have obtained and delivered to Newco and BBLU any required consents or approvals of any third parties whose consent is required to the Merger contemplated hereunder.

(g) Newco and BBLU shall have received originals or certified copies, reasonably satisfactory in form and substance to Newco and BBLU, of all such corporate documents of the Company as Newco or BBLU shall reasonably require, including without limitation the following:

(i) The Articles of Incorporation of the Company and all amendments thereto and restatements thereof certified as of a recent date by the Secretary of State of Oregon;

(ii) The Bylaws of the Company and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of the Company;

(iii) Certificate of existence of the Secretary of State of Oregon, certifying as of a recent date that the Company is duly organized, validly existing and in good standing under the laws of that State;

(iv) Copies of the minutes and resolutions of the Board of Directors and stockholders of the Company showing the authorization and approval by such Boards of the execution and delivery by the Company to BBLU of this Agreement and of the agreements and instruments provided for herein and of the performance of the obligations of the Company under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of the Company; and

(v)

A certificate of incumbency identifying the officers and directors of the Company immediately before Closing.

(h)

Newco shall have received evidence that all authorized signatories on accounts, safe deposit boxes, lockboxes and other depositories of funds of the Company at Pacific West Bank, are only Persons designated by the Surviving Corporation.

(i)

The Company and the Stockholders shall have executed and delivered to Newco and BBLU an assignment or consent to all of the leases described in  Schedule 3(t)  of this Agreement.

(j)

The Stockholders shall have executed and delivered to Newco and BBLU the assignment or endorsement in favor of Newco and BBLU of coverage under the insurance policies maintained by the Stockholders covering the Company described to in Schedule 4(aa) of this Agreement.

(k) Newco and BBLU shall have received from each of the key employees the Non-Competition Agreement in the form of  Exhibit 2(b)(ii)  attached hereto.

(l) The Surviving Corporation shall have entered into an employment agreement with Ed Davis and Rod Friesen in the form of  Exhibit 2(b)(i)  and made arrangements that they deem satisfactory with such “key personnel” of the Company and have received all letters of resignation from the Company as Newco and BBLU deem necessary.

(m) The Company shall have delivered to BBLU evidence, in form and substance reasonably satisfactory to BBLU, of the termination and release of all recorded outstanding Liens and financing statements on the assets and properties of the Company, other than those associated with any agreement, listed in the disclosure schedules or listed in this agreement.

(n)

Each of the Stockholders and key employees shall have delivered BBLU a Lock-Up Agreement substantially in the form attached hereto as  Exhibit 2(a) .

(o)

Stockholders shall have obtained and delivered to BBLU any and all required waivers of default and/or consent to assumption of debt by the Company’s lenders and/or the Newco or the Surviving Corporation shall have entered into replacement borrowing facilities on terms reasonably acceptable to BBLU.

(p)

All key employees and providers of contract services as of May 31, 2013 shall have continued under their existing contracts through the Closing Date.

(q)

Stockholders shall have delivered to BBLU the Certificates evidencing the Company Shares.

Section 10.

Conditions Precedent to the Stockholders’ and the Company’s Obligations.  The obligations of the Stockholders and the Company under this Agreement are subject to the following conditions:

(a)

There shall not have been any breach of the representations, warranties, covenants and agreements of Newco or BBLU contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing.

(b)

Newco and BBLU shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them.  All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Stockholders.

(c)

The Stockholders shall have received a certificate dated the Closing Date signed by each of Newco and BBLU, certifying that the conditions specified in Sections 9(a) and 9(b) above have been fulfilled.

(d)

The Stockholders shall have received originals or certified copies, reasonably satisfactory in form and substance to the Stockholders, of the following corporate documents of Newco and BBLU:

(i)

A certificate of existence certifying as of a recent date that each of Newco and BBLU is a corporation in good standing under the laws of Oregon and Nevada, respectively;

(ii)

Copies of the minutes and resolutions of the Board of Directors of each of Newco and BBLU showing the authorization and approval by such Board of the execution and delivery by Newco and BBLU of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of Newco and BBLU under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of Newco and BBLU; and

(iii)

A certificate of incumbency identifying the officers and directors of Newco and BBLU immediately before Closing.

(e)

BBLU shall have delivered to the Stockholders certificates of BBLU Shares evidencing the Merger Consideration as set forth in Section 2(a).

Section 11.

Conditions Precedent to Obligations of the Stockholders, the Company, Newco and BBLU.  The obligations of the Stockholders, the Company, Newco and BBLU to complete this Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) Due Diligence.  The Stockholders, Newco and BBLU shall have been afforded the opportunity to complete their due diligence and conduct a review of the business, the Patents and intellectual property and prospects of the other, and shall be reasonably satisfied as to such business and prospects.

(b) No Injunctions.  No action or proceeding shall have been instituted or threatened by any public authority or private person prior to the Closing before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Merger or to recover any damages or obtain other relief as a result of this Merger.

(c) Consents. Any consent to the Merger considered by the Stockholders, Newco or BBLU to be necessary or advisable under any agreement or contract, the withholding of which might have, in the judgment of the Stockholders, Newco or BBLU, a Material Adverse Change on the financial condition of the other party shall have been obtained.

(d) Corporate Proceedings.  All corporate and other proceedings in connection with the Merger contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Stockholders, Newco, BBLU and their counsel, and the Stockholders, Newco, BBLU and their counsel shall have received all certificates, documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

Section 12.

Deliveries.

(a)

Deliveries of the Stockholders.  At the Closing, the Stockholders shall deliver to BBLU and Newco:

(i) this Agreement executed by the Stockholders.

(ii) a copy of the Confidential Purchaser Questionnaire signed by each of the Stockholders with respect to the BBLU Shares; and

(iii) the Certificates with accompanying executed stock powers representing all of the Company Shares owned by the Stockholders, and identifying the certificate of the former shareholder, or an affidavit of any Stockholder that did not receive a certificate for such Stockholder’s shares of the Company, or a Lost Stock Affidavit for any lost or destroyed certificates for such Stockholder’s shares of the Company.

(b)

Deliveries of Newco.  At the Closing, Newco shall deliver:

(i) to the Company, a certificate in the form of Exhibit 11(b), from Newco, signed by its Secretary or Assistant Secretary certifying that the attached copies of Newco’s Articles of Incorporation, Bylaws and resolutions of the Board of Directors of Newco, approving the Merger are all true, complete and correct and remain in full force and effect;

(ii) to the Company, evidence of BBLU’s election of the Board of Directors of the Surviving Corporation in accordance with the terms of this Agreement;

(iii) to the Stockholders, certificates representing the new BBLU Shares issued to such Stockholders as set forth in  Schedule A ;

(iv) to each of the Stockholders, an original copy of the countersigned Lock-Up Agreement in the forms set forth as  Exhibit 2(a) ; and

(v) to the Company, the Certificate of Merger signed by Newco.

(c)

Deliveries of the Company.  At the Closing, the Company shall deliver to BBLU:

(i) this Agreement executed by the Company; and

(ii) a certificate from the Company, signed by its secretary, or similar authorized officer, certifying that the attached copies of the Company’s constituent instruments and resolutions of the Board of Directors of the Company approving the Agreement and the Merger are all true, complete and correct and remain in full force and effect.

(iii) The Company will continue to deliver financial information as requested and necessary for the Surviving Corporation’s  auditor to prepare audited and unaudited financial statements as required for filing as a public company, which shall be filed in accordance with GAAP.  The Stockholders as officers of the Company continue to have an ongoing obligation to sign financial statements of the Company.

(iv) At the Closing, the Company shall also deliver to BBLU, the minute books, stock transfer ledger, corporate seals, and financial books and records of the Company.

(v) At the Closing, the Company shall also deliver to BBLU, the Certificate of Merger signed by the Company.

Section 13.

[INTENTIONALLY LEFT BLANK]

Section 14.

Subsequent Events.

(a)

Access to Books and Records of the Company and Surviving Corporation.  After the Closing, BBLU hereby agrees to provide, and to cause the Surviving Corporation to provide the Stockholders and their accountants and representatives with full and free access to the books and records of the Company and Surviving Corporation and to cooperate fully with all such accountants and representatives of the Stockholders (i) so that a closing Balance sheet may be prepared on a timely basis, (ii) so that the Stockholders and BBLU and their accountants and representatives may prepare a statement of profit and loss and balance sheet of the Company as of and at the Balance Sheet Date.

(b)

Tax Matters.

(i)

The Stockholders shall (at the Company’s expense) prepare or cause to be prepared and file or cause to be filed on a timely basis all income and franchise Tax Returns with respect to the Company for taxable periods ending on or prior to the Closing Date, and the Surviving Corporation authorizes the Stockholders to do so on its behalf.  Such Tax Returns shall be prepared on a basis consistent with the similar Tax returns for the preceding periods and shall not make, amend, revoke or terminate any election or change any tax accounting methods, practice or procedure without BBLU’s consent.  The Stockholders shall give a copy of each such Tax Return to BBLU prior to filing for its review, comment and approval.  The Stockholders shall timely pay the Taxes shown to be due and owing by the Company on such Tax Returns.

(ii)

BBLU shall include the Surviving Corporation or cause Surviving Corporation to be included in its consolidated federal income Tax Return for the period that includes the day after the Closing Date.

(iii)

BBLU shall not file, or cause or permit the Surviving Corporation or any of its affiliates to file, a Tax Return of the Company or an amendment to any Tax Return of the Company with respect to any period ending on or prior to the Closing Date without the consent of the Stockholders, which consent shall not unreasonably be withheld or delayed.

Section 15.

BBLU’s Obligations at Closing.  At the Closing, in addition to fulfilling the conditions to closing appearing in this Agreement; BBLU shall deliver to the Stockholders the Merger Consideration as more specifically described in Section 2 hereof, together with all other documents and agreements required to be delivered by it hereunder.

Section 16.

The Stockholders’ Obligations at Closing.  At the Closing, in addition to fulfilling the conditions to closing appearing herein, the Stockholders shall deliver to BBLU:  the Certificate(s) representing the Company Shares free of all liens, claims and encumbrances properly transmitted, and with any and all transfer, stamp or similar taxes upon the transfer of the shares to BBLU paid in full by the Stockholders.

Section 17.

Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.  Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

Section 18.

Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.  All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof.  There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other.  There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein.  This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto.

Section 19.

Governing Law.  This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Nevada, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State; provided, however, the Merger shall be governed by the laws of the state of Oregon and the OBCA.

Section 20.

Expenses.  The Buyer, BBLU and the Stockholders shall each pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Mergers contemplated hereby.  The $4,700 of all legal fees and expenses owed to Ater Wynne LLP as set forth on Exhibit 1 to the June 28, 2013 Letter of Agreement by and between BBLU and the Company shall be paid by the Surviving Corporation.

Section 21.

Arbitration; Consent to Jurisdiction.  Notwithstanding any other provision in this Agreement to the contrary, controversies between BBLU and the Stockholders shall be resolved, to the extent possible, by informal meetings and discussions in good faith between the parties.  Any dispute with respect to this Agreement which absent, fraud or a misrepresentation of a material fact, cannot be made acceptable to the parties by an adjustment of the terms of this Agreement shall be resolved by mediation within sixty (60) days of the mediation request and, if mediation is not successful, then by arbitration as provided herein.

(a)

The parties agree first to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the “AAA”) or such other mediation service as is mutually agreeable to the parties to the dispute under either the AAA’s Commercial Mediation Rules or such other commercial mediation rules as is mutually agreeable to the parties to the dispute.  The mediation shall take place in Portland, Oregon with representatives of the parties present with full authority to negotiate a settlement.  The parties must participate in the Mediation process with a neutral mediator for at least ten hours over at least two days prior to commencement of any arbitration.  If a party to the dispute refuses to participate in the mediation, the party demanding mediation may either compel mediation by seeking an appropriate order from a court of competent jurisdiction or proceed immediately to arbitration.  Thereafter, any unresolved dispute shall be settled by arbitration administered by the AAA or such other arbitration service as is mutually agreeable to the parties to the dispute in accordance with the AAA’s Commercial Arbitration Rules or such other commercial arbitration rules as is mutually agreeable to the parties to the dispute.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the resolution of the disputed matter as determined by the arbitrator(s) shall be binding on the parties.  Any such mediation or arbitration shall be conducted in Portland, Oregon applying Oregon law.

Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitral tribunal, or pending the arbitral tribunal’s determination of the merits of the controversy.

The arbitrator(s) may award costs and fees to the prevailing party if, in his/her (their) discretion, the non-prevailing party did not prosecute the arbitration or settlement of the dispute in good faith.  “Costs and fees” for this purpose shall mean reasonable pre-award expenses of the arbitration, including fees for the arbitrator(s), administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees.  Except as otherwise awarded by the arbitrator(s), all costs and fees shall be borne by the party incurring such costs and fees.

The award shall be in writing and shall be signed by the arbitrator(s) and shall include a statement regarding the disposition of any statutory claim.

Section 22.

Severability.  If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the  unenforceable , invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part.  To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

Section 23.

Notices.

(a)

All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to the Stockholders, the Company or the Surviving Corporation to:

Intelligent Power Inc.

6950 SW Hampton, Suite 336

Portland, Oregon 97123

Attention:  Ed Davis

Telecopier No.:  (503) 684-7909

with a copy to:

Ater Wynne LLP

1331 NW Lovejoy, Suite 900

Portland, Oregon 97209

Attention:  Ernest G. Bootsma, Esq.

Telecopier No.:  (503) 226-0079

if to BBLU or Newco to:

Blue Earth, Inc.

2298 Horizon Ridge Parkway, Suite 205

Henderson, Nevada 89052

Attention: Johnny R. Thomas, CEO

Telecopier No.:  (702) 263-1823

with a copy to:

Davidoff, Hutcher and Citron LLP

605 Third Avenue

New York, New York 10158

Attention:  Elliot H. Lutzker, Esq.

Telecopier No.:  (212) 286-1884

(b)

Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof.  Other notices shall be deemed given on the date of receipt.  Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 24.

Non-Waivers.  Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto; nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

Section 25.

Assignment.  This Agreement may not be assigned by any party without the prior consent of the other parties.

Section 26.

Disclosure.  From and after the date of this Agreement until the Closing or the termination of this Agreement.  The Stockholders will not (i) solicit or encourage inquiries or proposals with respect to or furnish any information relating to, or participate in any negotiations or discussions concerning the sale of the Company Shares or the sale of all or a substantial portion of the assets of the Company with anyone other than Newco; or (ii) discuss the sale of the Company Shares with anyone other than Newco and other officers, directors and shareholders of the Company and the Stockholders’ advisors and (iii) unless otherwise required by law or the requirements of any applicable stock exchange, make any public announcement without prior approval of the language of such announcement by Newco.

Section 27.

Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)

The term “Affiliate” has the meaning prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended.

(b)

“Applicable Contract” means any Contract (i) under which the Company has any rights, (ii) under which the Company has or is subject to any obligation or liability or (iii) by which the Company or any of the Assets are bound, including each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(c)

“Assets” means all of the assets, property, goodwill and business of every kind, nature and description, real, personal or mixed, tangible or intangible, wherever situated, whether or not reflected on the Balance Sheet, owned or leased by the Company, including, without limitation, all of the Intellectual Property Assets and all rights under Applicable Contracts constituting or held or used or useful in connection with, or related to, the Business.

(d)

“Business” shall mean the business conducted by the Company as of the date hereof.

(e)

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(f)

“Contract” means any agreement, contract, lease, license, sublicense, or other undertaking (whether written or oral and whether express or implied) that is legally binding.

(g) “EBITDA” means, as of a particular date of determination, the Company’s earnings before interest, Taxes, depreciation, and amortization, in each case, as prepared in a manner consistent with Corporation’s past accounting practices.

(h) “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal, whether arising by law, by agreement or otherwise.

(i) “GAAP” means generally accepted accounting principles as from time to time in effect.

(j) “Governmental Authorization” means any approval, consent, license, permit, order, consent order, consent decree, waiver or other authorization issued, granted, given or otherwise made available or applied for by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

(k) “Governmental Body” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (iv) multi-national organization or body or (v) federal, state, local, municipal, foreign or other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(l)

“Knowledge” means, in the case of an individual, such Person’s actual knowledge, and in the case of the Stockholders, actual knowledge without due inquiry.

(m)

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, consent order, judgment, injunction, constitution, law, ordinance, regulation, policy, statute or treaty.

(n)

“Market Price” means the average of the last ten (10) day closing prices of BBLU Shares as quoted on the OTC QB or such national securities exchange which the BBLU Shares may be quoted.

(o)

“Material Adverse Change” means any occurrence, circumstance or condition (excluding general economic trends or conditions and trends or conditions affecting the industry in which the Company) which individually or in the aggregate, together with all other occurrences, circumstances and conditions, has resulted in, or is reasonably likely to result in, a Material Adverse Change in the results of operations financial condition or prospects of the Company taken as a whole.

(p)

“Material Contracts” means the Contracts identified or required to be identified on Schedule 4(k)  of this Agreement.

(q)

“Order” means any award, decision, decree, injunction, judgment, order, consent order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body.

(r)

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person consistent with the past practices of such Person.

(s)

“Organizational Documents” means each of the following as currently in effect, as applicable:  (i) the charter, memorandum, articles or certificate of incorporation and the Bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership or formation of a limited partnership, (iv) the certificate of formation or articles of organization and operating agreement of a limited liability company, (v) any similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

(t)

“Permitted Encumbrances” means (i) matters set forth on Schedule 4(f) of this Agreement; (ii) as disclosed in the Financial Statements set forth in  Exhibit 4(g) ; (iii) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings; (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the Ordinary Course of Business if the underlying obligations are not more than thirty (30) days past due or are being contested in good faith; and (v) liens or title-retention arrangements arising under original Merger Consideration conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

(u)

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

(v)

“Subsidiary” means, as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest at the time.

(w)

“Tax” means all forms of taxation wherever created or imposed, whether any federal, state, local or foreign income tax; gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum or estimated tax; or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(x)

“Tax Return” means any return (including any information or amended return), report, statement, schedule, notice, form or other document or information filed with, delivered or submitted to, or required to be filed with, delivered or submitted to, any Governmental Body or Person in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(y)

“Unknown Liabilities” means each and every liability or obligation of the Company (whether accrued or contingent) arising out of any event, occurrence or condition prior to the Closing, but only to the extent such liability or obligation (A) is attributable to the period prior to the Closing Date and (B) is not (ii) disclosed in the representations and warranties of the Stockholders, the Schedules attached hereto.

Section 28.

Further Assurances.  Each of the parties hereto shall use its best efforts to take or cause to be taken, and to cooperate with the other party hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the Merger contemplated by this Agreement.  Without limiting the generality of the foregoing, the Stockholders and Newco shall cooperate with and provide assistance to the other in connection with the preparation and filing of all federal, state, local and foreign income tax returns which relate to the Company and relate to pre-Closing periods but which are not required to be filed until after the Closing, and shall also cooperate with and provide assistance to the other or the Company with respect to any audit of any tax returns filed prior to the Closing; provided, however, that Newco and the Company hereby covenant and agree that the Company will not file any amended income tax return for any period prior to December 31, 2012 without first notifying the Stockholders.

Section 29.

Headings.  The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 30.

Counterparts.  This Agreement may be executed and delivered in multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same agreement.  Signatures follow next page.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

AGREED TO AND ACCEPTED:

MAJORITY OF STOCKHOLDERS:

By: /s/ Ed Davis

Ed Davis

By: /s/ Rodney D. Friesen

Rodney D. Friesen, as Trustee of the Rodney D.

Friesen Living Trust

By: /s/ Nancy L. Ralston

Nancy L. Ralston, Administrative Trustee of the Friesen

Family Irrevocable Trust

INTELLIGENT POWER, INC.

By: /s/ Ed Davis

Ed Davis, CEO

BLUE EARTH, INC.

By: /s/ Johnny R. Thomas

Johnny R. Thomas, CEO

INTELLIGENT POWER ACQUISITION, INC.

By: /s/ Johnny R. Thomas

Johnny R. Thomas, CEO

Summary of Schedules to the Agreement and Plan of Merger dated July 23, 2013 by and between Acquisition of Intelligent Power, Inc. and Blue Earth, Inc.
Schedule A	Stockholder list- a list of the existing issued and outstanding shares and shareholders of Intelligent Power, Inc.
Schedule B	Indebtedness of Intelligent Power, Inc. reflected in the unaudited financial statements provided to Blue Earth, Inc.
Schedule 3(e)	Employee Options- None
Schedule 4(a)	Ownership of Shares- description of corporate history and prior entity.
Schedule 4(k)	Corporate Organization- A description of formation filings for Intelligent Power, Inc. and disclosures re: customers and wages paid to certain principals.
Schedule 4(n)	Consents- None.
Schedule 4(o)	Legal Proceedings- None.
Schedule 4(q)	Financial Statements- Intelligent Power, Inc. provided unaudited financial statements at the time of execution.
Schedule 4(q)(iii)	A summary of outstanding obligations or liabilities not referenced in the financial statements, including, but not limited to, amounts owed to principals and prior Settlement Agreements.
Schedule 4(r)	Tax Matters- Intelligent Power, Inc.’s outstanding tax liabilities and the status for filing for 2012.
Schedule 4(s)	Accounts Receivable and Inventory- A description of service transactions entered into with certain customers.
Schedule 4(t)	Title and Condition of Properties- A description of personal property located at the offices of Intelligent Power, Inc. that did not belong to Intelligent Power, Inc.
Schedule 4(u)	Material Contracts- A description of material contracts of Intelligent Power, Inc. with various customers, suppliers and consultants.
Schedule 4(v)	Proprietary Rights- A description of Non-Disclosure Agreements and the work for hire provisions contained therein by and between Intelligent Power, Inc. and various Consultants.
Schedule 4(w)	Default, Violations or Restrictions- None.
Schedule 4(x)	Court Orders and Decrees- None
Schedule 4(z)	Employee Handbook- None
Schedule 4(aa)	Insurance Policies- Copies of insurance were provided under separate cover.
Schedule 4(dd)	Labor Matters- A description of the Intelligent Power, Inc.’s engagement of consultants.
Schedule 4(hh)	Governmental Licenses- A description of Intelligent Power, Inc. application for certain licenses from the FCC.
Schedule 4(a)(i)	Patents and Trademark Assignments- None.
Schedule 4(kk)	Intelligent Power, Inc. had no specific internal accounting controls.
Schedule 4(nn)	Related Party Transactions, Guarantees- A description of amounts owed to principals of Intelligent Power, Inc. and a personal guaranty provided in connection with leased space.

The schedules referenced above have not been filed with the Registration Statement as they contain due diligence information which Blue Earth, Inc. does not believe is material to an investment decision and which is otherwise described in the Registration Statement.  The above described summaries of the information have been included and the Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.